EXHIBIT 99.1

First State Financial Corporation Announces 10 Percent Increase in First Quarter 2007 Net Income

SARASOTA, Fla., April 19, 2007 (PRIME NEWSWIRE) -- First State Financial Corporation (Nasdaq:FSTF) reported growth in earnings for the quarter ended March 31, 2007 when compared to the same period of 2006. Net income for the first quarter of 2007 was $1.3 million, an increase of 10% over $1.2 million for the quarter ended March 31, 2006. On a per diluted share basis, earnings were $0.21 for the first quarter of 2007 and $0.20 for the first quarter of 2006.

"We are pleased to begin 2007 with a positive first quarter. First State Bank is committed to continuing to improve our performance," said John E. "Jed" Wilkinson, President and Chief Executive Officer.

The increase in net income for the first quarter ended March 31, 2007 over the respective prior-year period resulted primarily from an 8% increase in net interest income from $4.2 million a year ago to $4.6 million in the current quarter. The increase in net interest income from the first quarter of 2006 to 2007 is a result of asset growth and management's ability to maintain an adequate margin through effective balance sheet and risk management practices. The annualized net interest margin on a tax equivalent basis for the three months ended March 31, 2006 was 4.73%, compared to 4.39% for the three months ended March 31, 2007.

Non-interest expense for the first quarter of 2007 was $2.9 million compared with $2.7 million for the first quarter of 2006, an increase of 7%. The increase in non-interest expense for the first quarter of 2007 when compared to the first quarter of 2006 was primarily attributable to salaries and employee benefits costs. The increase in salaries and employee benefits is a result of growth and normal salary increases, as the Company had 108.5 full-time equivalent employees at March 31, 2007, up from 95 full-time equivalent employees at March 31, 2006. Salaries and employee benefits totaled $1.8 million for the first quarter of 2007, an increase of $202,000 or 12% over the first quarter of 2006.

As of March 31, 2007, the allowance for loan losses totaled $4.6 million, or 1.19% of total loans and 698% of non-performing loans compared to 0.98% and 339% respectively as of March 31, 2006. The increase in the allowance for loan losses is a result of the increase in the overall balance of impaired loans and several economic variables in the market place, including the increased risks in the commercial and consumer real estate loan markets and concerns about rising insurance and tax rates. In response to these economic factors management has increased the reserve, while adhering to a conservative underwriting approach to minimize this risk, however the existence of these trends in the environment have a potential to negatively impact margins and cash flow. Annualized net recoveries represented .01% of average loans for the quarter ended March 31, 2007 compared to annualized net charge-offs of .26% of average loans for the quarter ended March 31, 2006.

Total assets increased 11% to $447.0 million as of March 31, 2007, compared with $401.7 million a year ago. The increase in total assets from year to year is attributable to the growth in our securities and loan portfolios, and an increase in federal funds sold, as deposit generation outpaced loan production throughout 2006. Total loans grew 5% to $381.6 million as of March 31, 2007 versus $363.3 million a year ago. The additional cash on hand during the quarter has allowed management to further achieve its strategic growth plans, as the Company purchased land for a future branch scheduled to open in 2008 and two new locations are scheduled to open in 2007. Total assets have decreased 1% from $453.4 million on December 31, 2006.

Total liabilities increased 12% to $397.6 million as of March 31, 2007, compared with $356.4 million a year ago. The increase in total liabilities from year to year is attributable to an aggressive calling effort and favorable interest rates on time deposits. Total deposits increased 16% to $391.7 million as of March 31, 2007 from $337.8 million a year ago. Total liabilities have decreased 2% since December 31, 2006, as time deposits have begun to mature.

During the first quarter of 2007, the Board of Directors of First State Financial Corporation declared a quarterly cash dividend of $0.08 per share on its common stock. The cash dividend was paid on March 30, 2007 for stockholders of record as of March 9, 2007.

About First State Financial Corporation

Headquartered in Sarasota, Florida, First State Financial Corporation, through its wholly owned subsidiary First State Bank, serves the personal and commercial banking needs of local residents and businesses in its market area. The Bank operates from six locations, three branches in Sarasota County and three branches in Pinellas County.

Copies of recent news releases, SEC filings, price quotes, stock charts and other valuable information may be found on First State's investor relations website at www.firststatefl.com.

Except for historical information contained herein, the statements made in the press release constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including those outside the Company's control may cause actual results to differ materially from those in the forward-looking statements, including economic and other conditions in the markets in which the Company operates; risks associated with acquisitions, competition, seasonality and the other risks discussed in our filings with the Securities and Exchange Commission, which discussions are incorporated in this press release by reference.

                   First State Financial Corporation
          Unaudited Summary Consolidated Statements of Income

                                       For the quarter ended
  (in thousands, except                      March 31,
   for per share data)                 2007            2006
                                    -----------    -----------

 Interest income                    $     8,658    $     6,899
 Interest expense                         4,087          2,655
 Net interest income                      4,571          4,244
 Provision for loan loss                    191            375
 Non-interest income                        496            656
 Non-interest expense                     2,868          2,670
 Income before income tax expense         2,008          1,855
 Income tax expense                         739            697
 Net income                         $     1,269    $     1,158

 Basic earnings per share                $ 0.22         $ 0.20
 Diluted earnings per share              $ 0.21         $ 0.20

 Selected financial data
  (in thousands except for per share data)

                                      For the quarter ended
                                             March 31,
                                       2007            2006
                                    -----------    -----------

 Average loans outstanding          $   372,964    $   342,473
 Average earning assets             $   425,210    $   365,909
 Return on average assets                  1.17%          1.23%
 Return on average equity                 10.48%         10.41%
 Net interest margin on a fully
  tax equivalent basis                     4.39%          4.73%

 Weighted average diluted shares      5,919,912      5,910,472

                                   At March 31,    At March 31,
                                        2007           2006
                                    -----------    -----------
 Book value                              $ 8.41         $ 7.73
 End of period shares
  outstanding                         5,875,500      5,863,265

 Total earning assets               $   433,508    $   388,267
 Total loans                        $   381,628    $   363,276
 Total assets                       $   446,967    $   401,671
 Total deposits                     $   391,663    $   337,751
 Total stockholders equity          $    49,410    $    45,307

 Net loan (charge-offs) /
  recoveries                             $   10        ($  221)
 Non-accrual loans                       $  653         $1,049
 Non-accrual loans as a %
  of total loans                           0.17%          0.29%

CONTACT:  First State Financial Corporation
          John E. "Jed" Wilkinson, President and CEO
          941-929-9000
          jwilkinson@firststatefl.com